Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Debbie Bockius
636-728-3031
THERMADYNE HOLDINGS CORPORATION ANNOUNCES
2011 SECOND-QUARTER RESULTS
ST. LOUIS, MO – August 12, 2011 – Thermadyne Holdings Corporation today reported results for the three and six months ended June 30, 2011.
OVERVIEW

	Three Months			Six Months
	2011	2010	%	2011	2010	%
($ millions )	Successor	Predecessor	Incr(Decr)	Successor	Predecessor	Incr(Decr)
Net Sales	$129.3	$108.6	19.0%	$245.8	$205.2	19.8%
Net Income	$6.0	$2.6	132.0%	$5.9	$4.9	21.5%
Adjusted EBITDA	$25.8	$15.1	70.5%	$43.2	$28.6	50.9%
Basis of Presentation
On December 3, 2010, Thermadyne Holdings Corporation (Company) was acquired by affiliates of Irving Place Capital. Although the Company continued as the same legal entity, the assets acquired and liabilities assumed were adjusted to fair value as of December 3, 2010, except for deferred income tax liabilities, in accordance with the accounting guidance for business combinations. For accounting purposes, the old reporting entity was terminated and a new reporting entity was created. Accordingly, the consolidated financial statements are presented for the entity succeeding the acquisition (“Successor”) and the entity preceding the acquisition, (“Predecessor”) for the period ending June 30, 2011 and 2010, respectively.
Financial Review for the Second Quarter Ended June 30, 2011
Net sales in the second quarter of 2011 were $129.3 million, an increase of 19.0% as compared to the second quarter of 2010. Stated in local currencies, net sales increased 13.9% with U.S. sales increasing 21.2% and international sales increasing 5.4%.
Gross margin in the second quarter of 2011 was 37.0% of net sales as compared to 34.0% of net sales in the prior year second quarter. During the second quarter of 2011, the Company recorded in cost of good sold $1.1 million of additional depreciation which relates to the fair value purchase accounting adjustment to equipment and facilities. In addition, the second quarter of 2011 includes $0.5 million of LIFO inventory accounting method expense. Excluding these non-cash expenses, gross margin, as adjusted, was 38.3% in the second quarter of 2011. Excluding LIFO inventory accounting method expense, the gross margin, as adjusted, was 34.0% in the second quarter of 2010.

Selling, general and administrative (SG&A) expenses were $27.7 million, or 21.4% of net sales, in the second quarter of 2011 compared to $24.7 million, or 22.8% of net sales, in last year’s second quarter. Approximately one-third of the increase in the SG&A expenses is attributable to each of foreign currency translation; increased consulting and management fees; and increased salary and benefit costs.
On June 14, 2011, the Company announced it will be relocating its plasma cutting and welding equipment manufacturing operations based in West Lebanon, New Hampshire, to its facilities in Denton, Texas and Hermosillo, Mexico. The Company expects to have substantially completed its relocation activities by December 31, 2011. The Company’s action is expected to eliminate approximately 100 positions at the West Lebanon location. The Company recorded pre-tax charges of $0.6 million in the second quarter of 2011 and expects ultimately to record aggregate pre-tax charges of approximately $7.5 million as a result of the plan to relocate its New Hampshire manufacturing operations. This will include approximately $3.3 million for employee termination and retention benefits and approximately $4.2 million in equipment and employee relocation costs, lease termination and employee training costs. The Company expects to incur the cash expenditures for substantially all the charges by the middle of 2012.
Interest expense was $6.1 million in the second quarter of 2011 and $5.9 million in the second quarter of 2010. The average outstanding indebtedness in the 2011 second quarter of $265 million was approximately $73 million higher than the average indebtedness outstanding during the prior year second quarter. The effective interest rate in the second quarter of 2011 of 9.0% was approximately 275 basis points less than in the second quarter of 2010.
For the 2011 second quarter, the income tax expense represented an effective income tax rate of 47.1% as compared to 24.6% in the prior year second quarter. The current year effective tax rate exceeds the federal statutory rate primarily due to the deemed U.S. taxation of foreign earnings without an offsetting benefit for foreign tax credits. For 2010, the effective tax rate of the Predecessor reflects the benefit of net operating loss carryovers to offset U.S. taxable income.
For the second quarter of 2011, the Successor earned net income of $6.0 million and the Predecessor earned net income of $2.6 million during the second quarter of 2010. The second quarter of 2011 reflects $2.7 million of pre-tax depreciation and amortization expenses related to the values assigned to assets in connection with the acquisition.
Financial Review of Continuing Operations for Six Months Ended June 30, 2011
Net sales for the six months ended June 30, 2011 were $245.8 million, an increase of 19.8% as compared with the net sales of $205.2 million in first six months of 2010. Stated in local currencies, net sales increased 15.7% with the U.S. sales increasing 23.3% and international sales increasing of 6.7%.
Gross margin in the six months ending June 30, 2011 was 33.0% of net sales as compared to 33.6% of net sales in the prior year’s first six month period. During the first half of 2011, cost of goods sold reflects $5.6 million of manufacturing costs associated with fair value purchase accounting adjustments for inventory and equipment and facilities. In addition, the first half of

2011 includes $1.5 million of LIFO inventory accounting method expense. Excluding these non-cash expenses, gross margin, as adjusted, was 35.9% in the first six months of 2011. The gross margin was 33.6% in the first six months of 2010, as adjusted to exclude the LIFO inventory accounting method expense.
SG&A expenses were $52.6 million, or 21.4% of net sales, and $46.1 million, or 22.5% of net sales, for the six months ended June 30, 2011 and 2010, respectively. Approximately one-third of the increase in the SG&A costs is attributable each to foreign currency translation; consulting and management fees; and increased incentive compensation, salary and benefit costs.
Interest expense was $12.4 million during the six-month period ended June 30, 2011, as compared to $12.3 million in the first six months of 2010. Average outstanding indebtedness was $68 million greater in 2011 and the effective interest rate of 9.2% in 2011 was approximately 270 basis points less than during the first six months of 2010.
For the six months ended June 30, 2011, the Company recorded income tax expense at an effective income tax rate of 47.7%, as compared to a 27.9% effective rate for the comparable 2010 period. The income taxes currently payable approximate 35% and are primarily related to foreign jurisdictions.
For the first six months of 2011, the Successor earned net income of $5.9 million and the Predecessor earned net income of $4.9 million during the first six months of 2010. The first six months of 2011 reflects pre-tax depreciation and amortization expense and cost of goods sold of $8.6 million related to the values assigned to assets in connection with the acquisition.
Cash Flows From Operating Activities and Liquidity
Cash flow from operating activities used $10.0 million of cash in the first six months of 2011 while the first six months of 2010 provided $28.8 million of cash. Cash used in operating activities in 2011, primarily reflects increases in customer receivables, payments of liabilities for customer rebates and payments of incentive compensation obligations. Cash provided from operating activities in 2010 included the benefit of the early payments of supplier invoices and customer rebates during the fourth quarter of 2009. These early payments reduced cash usage requirements by approximately $14 million in the first six months of 2010.
As of June 30, 2011, combined cash and availability under the Company’s Working Capital Facility was $67 million.
Adjusted EBITDA
In the second quarter of 2011, Adjusted EBITDA was $25.8 million, or 19.9% of net sales, compared to $15.1 million of Adjusted EBITDA, or 13.9% of net sales, in the second quarter of 2010 for the Predecessor. For the six months ended June 30, 2011, Adjusted EBITDA was $43.2 million, or 17.6% of net sales, compared to $28.6 million of Adjusted EBITDA, or 14.0% of net sales, in the first six months of 2010 for the Predecessor.

Outlook for 2011
Martin Quinn, Thermadyne’s Chief Executive Officer commented, “The strong U.S. market demand we experienced in the first quarter has continued through the second quarter along with solid demand in our international markets. We are encouraged by the strength of demand in the U.S., as well as in our Asia Pacific Region, and particularly for our plasma cutting products. However, we remain cautious in our production commitments for the remainder of this year due to the uncertainties in the global financial and market conditions.”
“In the second half of 2011, we will be focused on successfully completing the restructuring of our manufacturing operations to provide exceptional service for our customers and to maximize the efficiency of our operating assets,” concluded Mr. Quinn.
Use of Non-GAAP Measures
EBITDA, Adjusted EBITDA, and Gross Margin, as adjusted (“our Non-GAAP Measures”), as presented in this discussion, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from continuing operations or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity.
The Company defines “Adjusted EBITDA,” as earnings before interest, taxes, depreciation, amortization, LIFO adjustments, cost of sales charges for values in excess of manufactured costs assigned to inventory acquired December 3, 2010, stock-based compensation expense, severance accruals and restructuring costs and losses on debt extinguishments. Our Non-GAAP Measures may not be comparable to similarly titled measures of other companies. However, we believe these measures are meaningful to our investors to enhance their understanding of our operating performance across reporting periods on a consistent basis, as well as our ability to comply with the financial covenants of our existing material debt agreements and service our indebtedness. Although EBITDA and Adjusted EBITDA are not necessarily measures of our ability to fund our cash needs, we understand that they are frequently used by securities analysts, investors and other interested parties as measures of financial performance and to compare our performance with the performance of other companies that report EBITDA and Adjusted EBITDA. Adjusted EBITDA facilitates the reader’s ability to compare current period results to other periods by isolating certain noteworthy items of income or expense, such as those detailed in an attached schedule. Adjusted EBITDA is reflective of management measurements which focus on operating spending levels and efficiencies and less on the non-cash and noteworthy items.
Our Non-GAAP Measures have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure. Because of these limitations, our Non-GAAP Measures should not be considered as measures of discretionary cash available to use to invest in the growth of our business or as measures of cash that will be available to use to meet our obligations. Investors should compensate for these limitations by relying primarily on our GAAP results and using our Non-GAAP Measures as supplemental. We provide a presentation of net income (loss) as calculated under GAAP, which we believe is the most directly comparable GAAP measure, reconciled to our EBITDA and Adjusted EBITDA in the schedule below. We also provide a reconciliation of gross margin as reported within the Condensed Consolidated Statements of Operations to Gross Margin, as adjusted.
The financial statement information presented in accordance with GAAP and the Non-GAAP Measures have not been reviewed by an independent, registered public accounting firm.
Conference Call
Thermadyne will hold a teleconference on August 15, 2011 at 11:00 a.m. Eastern.
To participate via telephone, please dial:
•	U.S. and Canada: 1-888-989-7543

•	International: 1-630-395-0287 (Conference ID 3444448 / Passcode: THERMADYNE)
Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a transcript of the call will be posted to the Thermadyne website at www.Thermadyne.com within 24 hours following the call.
About Thermadyne
Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of metal cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.
Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form S-4 and other reports it files from time to time.

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 1
Condensed Consolidated Statements of Operations

	Successor		Predecessor		Successor		Predecessor
	Three months		Three months		Six months		Six months
	ended	% of	ended	% of	ended	% of	ended	% of
	June 30, 2011	Sales	June 30, 2010	Sales	June 30, 2011	Sales	June 30, 2010	Sales
Net sales	$129,269	100.0%	$108,596	100.0%	$245,766	100.0%	$205,213	100.0%
Cost of goods sold	81,475	63.0%	71,725	66.0%	164,746	67.0%	136,302	66.4%

Gross margin (1)	47,794	37.0%	36,871	34.0%	81,020	33.0%	68,911	33.6%
Selling, general and administrative expenses	27,725	21.4%	24,722	22.8%	52,555	21.4%	46,144	22.5%
Amortization of intangibles	1,704	1.3%	680	0.6%	3,408	1.4%	1,357	0.7%
Restructuring	615	0.5%	—	0.0%	615	0.3%	—	0.0%

Operating income	17,750	13.7%	11,469	10.6%	24,442	9.9%	21,410	10.4%
Other income (expenses):
Interest	(6,056)	(4.7)%	(5,939)	(5.5)%	(12,353)	(5.0)%	(12,275)	(6.0)%
Amortization of deferred financing costs	(417)	(0.3)%	(251)	(0.2)%	(788)	(0.3)%	(515)	(0.3)%
Loss on debt extinguishment	—	0.0%	(1,867)	(1.7)%	—	0.0%	(1,867)	(0.9)%

Income before income tax provision (2)	11,277	8.7%	3,412	3.1%	11,301	4.6%	6,753	3.3%
Income tax provision	5,311	4.1%	841	0.8%	5,386	2.2%	1,886	0.9%

Net income	$5,966	4.6%	$2,571	2.4%	$5,915	2.4%	$4,867	2.4%

Notes: Successor statements of operations for the three and six months ended June 30, 2011 include incremental expenses related to values assigned to assets on December 3, 2010.

(1)	Gross margin reflects expenses related to acquisition values in excess of manufactured cost and incremental depreciation of equipment of $1,137 and $5,618 for the three and six months ended June 30, 2011.

(2)	For the three months ended June 30, 2011, income before income tax provision reflects incremental expenses of $1,137 charged to cost of goods sold, $333 of incremental depreciation expense charged to SG&A and incremental amortization of intangibles and deferred financing fees of $1,203. For the six months ended June 30, 2011,

income before income tax provision reflects incremental expenses of $5,618 charged to cost of goods sold, $666 of incremental depreciation expense charged to SG&A and incremental amortization of intangibles and deferred financing fees of $2,360.

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 2

	Successor	Successor
	June 30,	December 31,
	2011	2010
ASSETS

Cash and cash equivalents	$10,666	$22,399
Trusteed assets	—	183,685
Accounts receivable, net	77,674	62,912
Inventories	101,982	85,440
Prepaid expenses and other	15,081	11,310
Deferred tax assets	2,644	2,644

Total current assets	208,047	368,390
Property, plant and equipment, net	75,929	75,796
Goodwill	168,865	164,678
Intangibles, net	151,950	155,036
Deferred financing fees	14,039	14,553
Other assets	1,540	1,632

Total assets	$620,370	$780,085

LIABILITIES AND STOCKHOLDER’S EQUITY

Senior subordinated notes due 2014	$—	$176,095
Current maturities of long-term obligations	1,621	2,207
Accounts payable	39,388	26,976
Accrued and other liabilities	39,752	37,995
Accrued interest	1,092	9,184
Income taxes payable	3,236	4,155
Deferred tax liabilities	6,014	6,014

Total current liabilities	91,103	262,626
Long-term obligations, less current maturities	263,818	264,564
Deferred tax liabilities	78,594	74,832
Other long-term liabilities	13,038	14,659
Total stockholder’s equity	173,817	163,404

Total liabilities and stockholder’s equity	$620,370	$780,085

	Successor	Successor
	June 30,	December 31,
Long-term Obligations	2011	2010
Senior Secured Notes due December 15, 2017, 9% interest payable semi-annually on June 15 and December 15	$260,000	$260,000
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	—	176,095
Capital leases	5,439	6,771

Long-term obligations	265,439	442,866
Current maturities and working capital facility	(1,621)	(178,302)

Long-term obligations, less current maturities	$263,818	$264,564

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 3
Condensed Consolidated Cash Flow Data

	Successor		Predecessor
	Six Months		Six Months
	Ended		Ended
	June 30, 2011		June 30, 2010
Cash flows from (used in) operating activities:
Net income	$5,915		$4,867
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	12,487		6,831
Deferred income tax benefit	1,231		(2,268)
Stock compensation expense	258		248
Restructuring costs, net of payments	396		—
Loss on debt extinguishment	—		1,867
Changes in operating assets and liabilities:
Accounts receivable, net	(13,599)		(9,493)
Inventories	(15,570)		(6,834)
Prepaids	(3,560)		320
Accounts payable	12,783		23,426
Accrued and other liabilities	(463)		10,276
Accrued interest	(8,092	)(1)	737
Other, net	(1,765)		(1,132)

Net cash provided by (used in) operating activities	(9,979)		28,845

Cash flows from (used in) investing activities:
Capital expenditures	(7,915)		(4,474)
Other	(322)		(253)

Net cash used in investing activities	(8,237)		(4,727)

Cash flows from (used in) financing activities:
Use of Trusteed Assets for redemption of Senior Subordinated Notes	183,685		—
Repayment of Senior Subordinated Notes	(176,095)		—
Repayments of Working Capital Facility	—		(1,142)
Repayments of other long-term obligations	(1,394)		—
Borrowings under Working Capital Facility	—		1,161
Repayments under Second-Lien Facility and other	—		(25,731)
Other, net	(275)		46

Net cash provided by (used in) financing activities	5,921		(25,666)

Effect of exchange rate changes on cash and cash equivalents	562		(430)

Total increase in cash and cash equivalents	(11,733)		(1,978)
Total cash and cash equivalents beginning of period	22,399		14,886

Total cash and cash equivalents end of period	$10,666		$12,908

Income taxes paid	$5,325		$2,252

Interest paid, including $8,688 for defeased Sr Subordinated Notes in 2011 (1)	$21,713		$11,405

(1)	The change in accrued interest for 2011 includes payments of semi-annual interest in the amount of $8.7 million due on the Senior Subordinated Notes, due 2014, and accruals during the first six months of 2011 for interest payments which were paid through trusteed assets deposited on December 3, 2010 in connection with the defeasance of these Notes.

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 4
Reconciliations of Net Income (Loss) to EBITDA (1) and Adjusted EBITDA (1)

	Successor	Predecessor	Successor	Predecessor
	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net income	$5,966	$2,571	$5,915	$4,867
Plus:
Depreciation and amortization including deferred financing fees	6,326	3,390	12,487	6,858
Interest expense, net	6,056	5,892	12,353	12,175
Provision for income taxes	5,311	841	5,386	1,886

EBITDA (1)	$23,659	$12,694	$36,141	$25,786

LIFO method charges to cost of sales	530	—	1,500	115
Fair value adjustments to inventory acquired and sold during the Successor Period	—	—	3,344	—
Restructuring and other severances	736	98	774	361
Irving Place Capital management fees and expenses	705	—	1,197	—
Stock compensation expense	126	450	258	516
Loss on debt extinguishment	—	1,867	—	1,867

Adjusted EBITDA (1)	$25,756	$15,109	$43,214	$28,645

Percentage of Net Sales	19.9%	13.9%	17.6%	14.0%

(1)	A Non-GAAP measure

THERMADYNE HOLDINGS CORPORATION
NET INCOME AND OTHER INFORMATION — TRAILING FIVE QUARTERS
(In thousands)
UNAUDITED
Schedule 5

				Pro Forma
	Successor			Combined Period (1)	Predecessor
	Three	Three	December 3, 2010	Three	October 1, 2010	Three	Three
	months ended	months ended	through	months ended	through	months ended	months ended
	June 30, 2011	March 31, 2011	December 31, 2010	December 31, 2010	December 2, 2010	September 30, 2010	June 30, 2010
Net sales	$129,269	$116,497	$28,663	$104,205	$75,542	$106,483	$108,596
Cost of goods sold	81,475	83,271	21,910	72,727	50,817	69,826	71,725

Gross margin	47,794	33,226	6,753	31,478	24,725	36,657	36,871
Gross Margin % of Sales	37.0%	28.5%	23.6%	30.2%	32.7%	34.4%	34.0%
SGA % of Sales	21.4%	21.3%	66.4%	37.9%	27.1%	22.1%	22.8%

Net income (loss)	$5,966	$(51)	$(14,680)	$(18,232)	$(3,552)	$4,821	$2,571

Other Information:
Gross Margin, as reported	$47,794	$33,226	$6,753	$31,478	$24,725	$36,657	$36,871
Plus (Less): LIFO	530	970	58	(730)	(788)	—	—
Plus: Fair value adjustments to inventory	—	3,344	1,672	1,672	—	—	—
Plus: Additional depreciation due to acquisition	1,137	1,137	379	379	—	—	—

Adjusted Gross Margin, a non-GAAP measure	$49,461	$38,677	$8,862	$32,799	$23,937	$36,657	$36,871
% of Sales	38.3%	33.2%	30.9%	31.5%	31.7%	34.4%	34.0%

SG&A, as reported	$27,725	$24,830	$19,044	$39,496	$20,452	$23,549	$24,722
Less: Additional depreciation due to acquisition	(333)	(333)	(111)	(111)	—	—	—
Less: Acquisition expenses	—	—	(11,990)	(16,753)	(4,763)	—	—

Adjusted SG&A, a non-GAAP measure	$27,392	$24,497	$6,943	$22,632	$15,689	$23,549	$24,722
% of Sales	21.2%	21.0%	24.2%	21.7%	20.8%	22.1%	22.8%

Adjusted EBITDA, a non-GAAP measure	$25,756	$17,458	$2,851	$13,375	$10,524	$16,005	$15,109
% of Sales	19.9%	15.0%	9.9%	12.8%	13.9%	15.0%	13.9%

Cash Flows:
Net cash provided by/(used in) operating activities	$(10,756)	$777	$(7,657)	$11,994	$19,651	$(3,367)	$10,197
Capital expenditures	3,757	4,158	1,849	2,427	578	1,447	2,838

Cash Flow less capital expenditures	$(14,513)	$(3,381)	$(9,506)	$9,567	$19,073	$(4,814)	$7,359

(1)	Pro Forma Combined Period, a non-GAAP measure, includes the Predecessor period from October 1, 2010 to December 2, 2010 and the Successor period from December 3, 2010 to December 31, 2010.